Exhibit 99.1

Media: Michael Wassmer | 901 597 1706 |  michael.wassmer@servicemaster.com

Investor Relations: Brian Turcotte | 901 597 3282 | brian.turcotte@servicemaster.com

ServiceMaster Names Stephen B. Hochhauser to Board of Directors

MEMPHIS, Tenn.—  ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential residential and commercial services, today announced the appointment of Steven B. Hochhauser to its board of directors, effective as of June 1, 2018.

Hochhauser, who most recently served as interim president of American Home Shield from March 26 until May 15, 2018, prior to the appointment of Rex Tibbens, is the former chairman and chief executive officer of Johns Manville. Hochhauser has held various executive positions at Ingersoll Rand, Honeywell and United Technologies. He has previously served on a number of private company boards of directors and currently serves as the chairman of the board of a private chemicals company.

“Steve is an accomplished executive with extensive strategic planning, operations and leadership experience,” said ServiceMaster Chairman Mark E. Tomkins. “His time as interim president of American Home Shield was instrumental in preparing the company for its next great chapter, and we’ll rely on his leadership on the board as we continue to grow through providing excellent service, extending current product offerings and exploring adjacencies across all of our businesses.”

“Steve will be critical in our initiatives to transform Terminix, revamp growth strategies in our businesses and successfully spin-off American Home Shield as an independent, publicly listed company,” said Nik Varty, CEO of ServiceMaster. “Steve’s strong background and experience will be a major asset on our growth journey, and we look forward to him remaining part of the team.”

About ServiceMaster

ServiceMaster (NYSE: SERV) solves the homeowner’s dilemma. Every day, we visit more than 75,000 homes and businesses through our extensive service network of expert professionals. Technology powers our trusted experts to engage with customers so they can order, buy and receive services when, where and how they want them. Our well-recognized brands include American Home Shield (home warranties), AmeriSpec (home inspections), Furniture Medic (furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (janitorial and residential floor cleaning), ServiceMaster Restore (disaster restoration) and Terminix (termite and pest control). ServiceMaster is the Official Home Services Provider of Minor League BaseballTM. Like, follow, or visit us at facebook.com/ServiceMaster,  linkedin.com/ServiceMaster, twitter.com/ServiceMaster, or servicemaster.com.

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